Exhibit 99.1

Motorola Solutions to Acquire Silvus Technologies, a Global Leader in Mission-Critical Mobile Ad-hoc Networks

Acquisition to address increasing safety, security and defense use cases for autonomous systems and secure high bandwidth communications

CHICAGO – May 27, 2025 – Motorola Solutions (NYSE: MSI) today announced it has entered into a definitive agreement to acquire Silvus Technologies, Inc. (“Silvus”) for $4.4 billion in up-front consideration.

Based in Los Angeles, California, Silvus designs and develops software-defined high-speed mobile ad-hoc network (MANET) technology that enables highly secure data, video and voice communications without the need for fixed infrastructure. Silvus’ wide range of customers spans autonomous systems manufacturers, military, law enforcement and enterprises around the world.

Silvus’ technology is designed to support frontline operations in the most challenging and contested environments. Silvus’ devices mesh together to establish large, scalable and self-healing networks that adapt to continuous mobility. These robust mobile networks connect people, devices and other nodes over distance and at scale, and seamlessly support bandwidth-intensive technologies like video, sensors and drones.

“Safety at our front doors starts with safety on our front lines,” said Greg Brown, chairman and CEO, Motorola Solutions. “This acquisition underscores our unwavering conviction that technology is the bedrock for protecting communities, securing borders and defending against today’s ever evolving threats, whether in the air, on the ground or in the water. As a result, we’re now expanding our intelligent network footprint and powering next-generation security for those who stand on the front lines everywhere.”

Silvus brings more than 20 years of R&D invested in developing complementary technologies and sophisticated software algorithms for high-performance MANET networks that maximize throughput and connected nodes, mitigate jamming, and minimize detection and interception. The companies expect to combine their exceptional engineering teams and leverage Motorola Solutions’ go-to-market footprint to reach customers globally.

Babak Daneshrad, PhD, CEO, Silvus Technologies, said, “We’re inspired by Motorola Solutions’ deep tradition of innovation. The idea that safety is the foundation on which better lives are built is not just a deeply held belief our companies share, but is the motivating force behind our R&D and work. I look forward to our future together, unifying the strengths of our advanced engineering teams in pursuit of serving those who protect us all.”

“Finally, I want to thank TJC for their guidance and support on our journey,” said Daneshrad. “It has been a privilege to partner with Babak and the Silvus team, and see their relentless dedication result in disruptive technological advances and safer, more resilient communications for their critical customer base,” said Erik Fagan, Partner and Head of Industrial Technology, TJC. “We look forward to Silvus’ continued success as part of the Motorola Solutions family.”

For more information on the acquisition, please view the investor presentation on the Motorola Solutions Investor Relations website at www.motorolasolutions.com/investors. A conference call and presentation will be hosted on May 28, 2025 at 7:30 a.m. CST. Interested individuals can access the webcast on the Motorola Solutions Investor Relations website, and an archive of the webcast will be available for a limited period of time thereafter.

Transaction Terms

Under the terms of the agreement, Motorola Solutions will acquire Silvus for $4.4 billion in up-front consideration, comprising approximately $4.38 billion in cash (subject to customary adjustments) and approximately $20 million in restricted stock to certain employee equity holders. Additionally, under the terms of the transaction, Silvus has the potential to receive an earnout of up to $600 million in the aggregate based on business performance over consecutive twelve-month periods ending in 2027 and 2028.

The acquisition is expected to close in Q3 or Q4 of 2025, subject to the receipt of required regulatory approvals.

About Motorola Solutions | Solving for safer

Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our technologies support public safety agencies and enterprises alike, enabling the collaboration that’s critical for safer communities, safer schools, safer hospitals and safer businesses. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

About TJC

TJC, formerly known as The Jordan Company, has worked for more than 40 years with CEOs, founders and entrepreneurs across a range of industries including Consumer & Healthcare, Diversified Industrials, Industrial Technology, Aerospace & Defense, Logistics & Supply Chain and Technology & Infrastructure. With $32.0 billion of assets under management as of March 31, 2025, TJC is managed by a senior leadership team that has invested together for over 23 years on over 85 investments. TJC has offices in New York, Chicago, Miami and Stamford. For more information, please visit www.tjclp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Motorola Solutions can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent Motorola Solutions’ views only as of today and should not be relied upon as representing Motorola Solutions’ views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, statements regarding the expected timing of the closing of the transaction, expected benefits of the transaction to Motorola Solutions and ability to combine the two companies. Motorola Solutions cautions the reader that the risks and uncertainties, including those in Part I Item 1A of Motorola Solutions’ 2024 Annual Report on Form 10-K and in its other U.S. Securities and Exchange Commission (“SEC”) filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com/investors, could cause actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions and factors that may impact forward-looking statements include, but are not limited to, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition, receipt of regulatory approvals, Motorola Solutions’ ability to close the transaction in the anticipated timeline or at all, successfully integrate and operate Silvus and realize the anticipated benefits of the proposed acquisition. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Contacts

Media

Alexandra Reynolds

alexandra.reynolds@motorolasolutions.com

+1 312 965 3968

Investors

Tim Yocum

tim.yocum@motorolasolutions.com

+1 847 576 6899